Exhibit 5.1
29 July, 2024
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
United States of America
Dear Sirs and Mesdames
Ambipar Emergency Response (the "Company")
1.BACKGROUND
We have acted as counsel as to Cayman Islands law to the Company in connection with the Company's registration statement on Form S-8 filed on or about July 29, 2024 with the Securities and Exchange Commission (including all supplements and amendments thereto, the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of the Company’s Class A Ordinary Shares of par value US$0.0001 each in the capital of the Company (the “Shares”) for issuance pursuant to the Company's omnibus incentive plan, as amended (the “Plan”).
Capitalised terms used in this Opinion shall, unless the context requires otherwise, have the meanings ascribed to them in this Opinion and/or the Schedules.
2.SCOPE OF OPINION
This Opinion is given only on the laws of the Cayman Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands (collectively, "Foreign Laws"). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Schedule 1.
"Carey Olsen" in the Cayman Islands is the business name of Carey Olsen Cayman Limited, a body corporate recognised under the Legal Practitioners (Incorporated Practice) Regulations (as revised). The use of the title "Partner" is merely to denote seniority. Services are provided on the basis of our current terms of business, which can be viewed at: http://www.careyolsen.com/terms-business. CO Services Cayman Limited is regulated by the Cayman Islands Monetary Authority as the holder of a corporate services licence (No. 624643) under the Companies Management Act (as revised).

3.DOCUMENTS REVIEWED AND ENQUIRIES MADE
In giving this Opinion we have reviewed originals, copies, conformed copies, certified copies or notarised copies of the documents set out in Schedule 1.
4.ASSUMPTIONS AND QUALIFICATIONS
This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.
5.OPINIONS
We are of the opinion that:
5.1.Due incorporation, existence and status
The Company has been duly incorporated as an exempted company with limited liability under the Companies Act (as revised) of the Cayman Islands (the "Companies Act"), is validly existing and was, at the date of the Certificate of Good Standing, in good standing with the Registrar.
5.2.Issuance of Securities
The Shares have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as contemplated by the Plan and the applicable agreements made thereunder, and in accordance with the Resolutions and the Memorandum and Articles (each as defined in Schedule 1 hereto), such Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.
5.3.Legal validity
The Plan is governed by the laws of the Cayman Islands and, assuming valid execution and delivery of the applicable Resolutions, the Plan will be or is, the legal, valid and binding obligations of the Company enforceable in accordance with the laws of the Cayman Islands.
6.RELIANCE
Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents (whether or not referred to in, or contemplated by, the documents listed in Schedule 1). We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the Plan.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the Cayman Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the Cayman Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion. We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in Cayman Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.
This Opinion is addressed to, and is solely for the benefit of, the addressee and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder
Yours faithfully

Carey Olsen
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SCHEDULE 1
DOCUMENTS REVIEWED
A.    Documents Reviewed
1.The certificate of incorporation of the Company dated 3 May 2022 and the Amended and Restated Memorandum and Articles of Association of the Company, adopted by special resolution dated 27 February 2023 and effective 3 March 2023 (collectively, the "Articles").
2.A certificate of good standing relating to the Company issued by the Registrar of Companies of the Cayman Islands (the "Registrar") dated 29 July 2024 (the "Certificate of Good Standing").
3.The certificate of merger dated 3 March 2023 relating to the merger of the Company with HPX. Corp issued by the Registrar and the certificate of merger dated 3 March 2023 relating to the merger of the Company with Ambipar Merger Sub dated 3 March 2023.
4.The unanimous written resolutions of the directors of the Company (the "Directors") passed on 9 February 2023 and 22 July 2024 and the unanimous written resolution of the shareholder of the company dated 3 March 2023 (the "Resolutions").
5.The Registration Statement.
6.A copy of the Plan.
B.    SCOPE
The above are the only documents we have examined for the purposes of this Opinion.
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SCHEDULE 2
ASSUMPTIONS
1.The full power (including both capacity and authority), legal right and good standing of each of the signatory (other than the Company under the laws of the Cayman Islands) to execute, date, unconditionally deliver and perform their obligations under, and their due authorisation, execution, dating and unconditional delivery of, the any of the documents, as applicable, listed in Schedule 1.
2.All authorisations, consents, filings, registrations or other requirements of governmental, judicial or public bodies and authorities required under any law (including the laws of the Cayman Islands) for any party (other than under the laws of the Cayman Islands, the Company) to execute or deliver an Award Agreement, or enforce the Plan or perform any of its obligations under the Plan or applicable Award Agreement have been obtained, remain valid and subsisting and have been complied with.
3.No invitation, whether directly or indirectly, has been made to the public in the Cayman Islands to subscribe for the Securities.
4.None of the Proceeds of Crime Act (as revised) of the Cayman Islands relating to money laundering, the Misuse of Drugs Act (as revised) of the Cayman Islands relating to drug trafficking or the Terrorism Act (as revised) of the Cayman Islands relating to the financing of terrorism is relevant to the transactions contemplated by the Plan or to any payment made or to be made thereunder.
5.None of the parties to an Award Agreement, or the documents executed pursuant to the Plan, is acting, or will act in a matter inconsistent with United Nations sanctions as implemented under the laws of the Cayman Islands or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Orders of Her Majesty in Council.
6.The Company has entered into, or assumed its obligations under, the Plan in good faith for bona fide commercial reasons and on arm's length terms.
7.The conformity to the original documents of all copy documents supplied to us (whether in hard or soft copy format).
8.The authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies.
9.The genuineness of all signatures, stamps, initials, seals, dates and markings on documents submitted to us.
10.No document has been amended, modified, supplemented, revoked, rescinded or terminated since the time of its execution.
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11.There is no document or other information or matter that has not been provided or disclosed to us, which could affect the accuracy of this Opinion.
12.The Company has entered into, or assumed its obligations under, the Plan as principal for its own account and not as agent or fiduciary.
13.No Foreign Law qualifies or affects this Opinion.
14.Words and phrases used in any documents that we have reviewed that are not governed by Cayman Islands law have the same meanings and effect as they would have if those documents were governed by Cayman Islands law.
15.The Articles remain in full force and effect and are unamended, and are or will be the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.
16.The Resolutions remain in full force and effect and have not been amended, modified, supplemented, revoked, rescinded or terminated in any way.
17.The power and authority of the Company and the Directors have not been restricted in any way other than as set out in the Plan, the Articles or as arising under Cayman Islands law.
18.The Directors at the date of the Resolutions were: Guilherme Patini Borlenghi and Thiago da Costa Silva.
19.There is no contractual or other obligation, prohibition or restriction (other than arising by operation of the laws of the Cayman Islands or as set out in the memorandum and articles of association of the Company) which may limit the Company's ability to enter into, assume or perform its obligations under the Plan.
20.There is nothing in the corporate records or minute book of the Company (which we have not inspected) which would affect this Opinion.
21.In connection with the Company's entry into or assumption, and performance of, its obligations contained in the Plan, each of its authorised representatives has acted in accordance with his fiduciary and other duties to such Company under all relevant laws (including any relevant Foreign Laws) and the applicable articles of association (including in relation to any obligation to disclose a conflict of interest in connection therewith).
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SCHEDULE 3
QUALIFICATIONS
1.The obligations under the Plan will not necessarily be legal, valid, binding or enforceable in all circumstances and this Opinion is not to be taken to imply that each obligation would necessarily be capable of enforcement or be enforced in all circumstances in accordance with its terms. In particular, but without limitation:
(a)the binding effect, validity and enforceability of obligations may be limited by laws relating to bankruptcy, administration, insolvency, moratorium, liquidation, dissolution, re-organisation and other laws of general application relating to, or affecting the rights of, creditors; and
(b)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance or the issuing of an injunction are available only at the discretion of the court and may not be available where, for example, damages are considered to be an adequate alternative and we therefore express no opinion on whether such remedies will be granted if sought.
2.We offer no opinion as to whether the acceptance of, or the execution or performance of, the Company's obligations under the Plan will or may result in the breach or infringement of any other deed, contract or document entered into by, or binding upon, such Company (other than its articles of association).
3.In order to maintain an exempted company in good standing with the Registrar, annual fees must be paid and annual filings must be made with the Registrar within the prescribed periods.
4.Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 5.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Securities, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
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5.In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
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